Media contact:               Charles Keller
                             612-678-7786
                             charles.r.keller@ampf.com
 Stockholder contact:
                             Chris Moran
                             617-218-3864
                             christopher.m.moran@ampf.com

                TRI-CONTINENTAL CORPORATION (NYSE: TY) ANNOUNCES
                       CHANGES TO DISTRIBUTION POLICY AND
                            STOCK REPURCHASE PROGRAM

NEW YORK, January 8, 2009 - Tri-Continental Corporation (the "Corporation") (NYSE: TY) today announced changes to its distribution policy and stock repurchase program. Effective today, the Corporation has eliminated its level rate distribution policy, which called for quarterly distributions to holders of Common Stock ("Stockholders") equal to 2.75% of the net asset value (NAV) attributable to the Corporation's Common Stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of income, and one or both of net realized capital gains and returns of capital (the "Level Distribution Policy"). The Corporation's commitment to continue the Level
Distribution  Policy  expired  on  December  31,  2008.   Effective  today,  the
Corporation has adopted an earned distribution policy, meaning that the Corporation intends to make distributions to Stockholders that are approximately equal to all distributions received by the Corporation from its underlying portfolio investments, less the Corporation's expenses and dividends payable on the Corporation's Preferred Stock. The change being implemented by the Corporation is driven largely by market factors and is consistent with the experience of other closed-end funds, many of which have reduced or are expected to reduce distributions to their stockholders.

At a meeting of the Board of Directors of the Corporation held today (the "Meeting"), the Board determined that the Level Distribution Policy should not be continued in light of current market conditions and other factors. The Board considered that the 11% annual distribution rate under the Level Distribution Policy was not dependent upon the amount of the Corporation's earned income or realized capital gains, and resulted in over half of the 2008 distributions to Stockholders being deemed a return of capital. The Board also took into account that the Corporation, prior to the Level Distribution Policy, had a long history of paying dividends based upon distributions received by the Corporation from its portfolio investments. The Board of Directors also considered potential adverse tax consequences associated with maintaining the Level Distribution Policy. In certain situations, returns of capital could be taxable for federal income tax purposes, and all or a portion of the Corporation's capital loss carryforwards from prior years could effectively be forfeited.

Also at the Meeting, the Board renewed a modified version of the Corporation's stock repurchase program. The 2008 stock repurchase program allowed the Corporation to repurchase up to 5% of the Corporation's outstanding Common Stock during the period

January 1, 2008  through  December  31,  2008  directly  from
Stockholders and in the open market, provided that, with respect to shares purchased in the open market, the excess of the NAV of a share of Common Stock over its market price (the discount) was greater than 5%. As approved at the Meeting, for 2009, the amount of the Corporation's outstanding Common Stock that the Corporation may repurchase from Stockholders and in the open market will remain at 5%, provided that, with respect to shares purchased in the open market, the discount must be greater than 10%. Assets of the Corporation used to repurchase its Common Stock are not available for investment in accordance with the Corporation's investment objective and policies.

The Corporation has paid dividends for 64 consecutive years. Effective November 7, 2008, the Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Corporation was managed by J. & W. Seligman & Co. Incorporated. Seligman Advisors, Inc. is the principal underwriter of the RiverSource family of funds, which includes the Corporation.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Advisors, Inc. at 800-221-2783. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED       MAY LOSE VALUE                  NO BANK GUARANTEE
NOT A DEPOSIT          NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY